Exhibit 99.1
W Holding Company, Inc., the Bank Holding Company of Westernbank Puerto Rico, Completes and Files Form 10-Q Filings for the First Three Quarters of 2009
MAYAGUEZ, Puerto Rico, December 21, 2009 — W Holding Company, Inc. (NYSE: “WHI”) (the “Company” or “W Holding”), the bank holding company of Westernbank Puerto Rico (the “Bank”), today announced that it has completed and filed with the Securities and Exchange Commission (the “SEC”) the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2009. With these filings the Company becomes current and in full compliance with its SEC and New York Stock Exchange (“NYSE”) financial reporting requirements. “After a difficult process that began in the summer of 2007, we are delighted to have become current with the SEC and NYSE reporting requirements,” mentioned Mr. Frank C. Stipes, Chairman, President and Chief Executive Officer of the Company.
“I am pleased, that moving forward, we anticipate reporting our results in a timely fashion and will be in a position to reestablish an open dialogue with shareholders and the investment community at large. On behalf of our senior management team and Board of Directors, we thank our customers, employees and shareholders for their confidence, patience and support through this process,” continued Mr. Stipes.
Mr. Stipes continued, “The results for the first three quarters of 2009 reflect the continuing difficult economic environment in the Nation and Puerto Rico, which in regard to the later, is in its fourth year of economic contraction. The results, however, also reflect the strategies that the Company has put in place since the summer of 2007.”
Since the summer of 2007, the Company has implemented changes to its business strategy that are designed to diversify the Company’s revenues and liquidity sources, while at the same time increase the Company’s regulatory capital ratios. Specifically, the changes to the Company’s business strategy include, among others, the following actions:
•	Balance the Company’s business by putting greater emphasis on the consumer segment, particularly residential real estate mortgages, while maintaining the Company’s position in the commercial segment;

•	Deleverage the balance sheet to strengthen the Company’s regulatory capital ratios. Since December 31, 2007, the Company’s total assets have decreased by $4.0 billion or 22% from $17.9 billion at December 31, 2007 to $13.5 billion at September 30, 2009;

•	Shift the composition of its investment portfolio from called agency securities with a risk-weight of 20% to GNMA mortgage-backed securities and collateralized mortgage obligations with a risk-weight of 0%, which coupled with the deleveraging of the balance sheet has further improved the Company’s regulatory capital ratios. At September 30, 2009, Westernbank’s Tier I leverage capital ratio, Tier 1 risk-based capital ratio, and total risk based capital ratio were 6.32%, 9.96%, and 11.22%, respectively, compared to 4.82%, 7.62% and 8.89%, respectively, at December 31, 2007; and

•	Diversify the Company’s liquidity sources by increasing Westernbank’s borrowing capacity with the Federal Home Loan Bank (the “FHLB”). At September 30, 2009, the Company’s borrowing capacity with the FHLB increased to $583.3 million from $39.0 million at December 31, 2007.
Overview of Financial Condition and Results of Operations
Total assets at September 30, 2009 decreased to $13.5 billion, from $15.3 billion at December 31, 2008. The decrease in total assets was mainly driven by decreases in the Company’s short-term money market instruments, investments and loan portfolios. Money market instruments decreased by $629.7 million or 57%, from $1.1 billion at December 31, 2008, to $466.7 million at September 30, 2009, due to the Company’s decisions to deleverage its balance sheet to strengthen its regulatory capital ratios and to decrease its on-balance sheet liquidity due to improving financial market conditions. During the second half of 2008, the Company decided to build up its on-balance sheet liquidity in light of the financial crisis that affected the financial markets. As a result, during the second half of 2008, the Company increased its on-balance sheet liquidity. During late 2008 and the first half of 2009, the Company undertook additional actions to increase its off-balance sheet liquidity, including, among other things, the posting of additional collateral, thereby increasing its borrowing capacity. During the second quarter of 2009, having achieved additional borrowing capacity and after much of the financial crisis had passed, the Company decided to decrease its on-balance sheet liquidity. The investment portfolio, excluding short-term money market instruments, decreased $1.6 billion, from $4.7 billion at December 31, 2008 to $3.1 billion at September 30, 2009, due to the aforementioned deleverage decision to strengthen the Company’s regulatory capital ratios. Loans receivable-net decreased by $184.8 million, from $8.7 billion at December 31, 2008, to $8.5 billion at September 30, 2009.Total deposits stands at $9.4 billion at September 30, 2009, from $11.0 billion at December 31, 2008. The decrease is mainly attributable to the decrease in brokered deposits due to the Company’s decision to decrease its on-balance sheet liquidity, as described above. Stockholders’ equity increased to $982.1 million at September 30, 2009, from $915.4 million at December 31, 2008. The 2009 increase was principally due to a positive variance of $65.2 million in the accumulated other comprehensive income (loss), net of tax, mainly on unrealizable gains arising during the period on available for sale securities as a result of a favorable interest rate movements coupled with a net income of $6.6 million realized during the first three quarters of 2009, offset in part by dividends of $5.3 million on the Company’s preferred and common shares declared during the first quarter of 2009.
Net income for the nine-month periods ended September 30, 2009 was $6.6 million compared to a net loss of $22.6 million for the same period in 2008. Basic and diluted earnings per common share for the nine-month period ended September 30, 2009 amounted to $0.61 compared to basic and diluted loss per common share of $1.53 (adjusted to reflect the one-for-fifty reverse stock split approved on November 7, 2008 and effective on December 1, 2008) for the same period in 2008. The Company’s financial performance for the nine-month period ended September 30, 2009, as compared to the same period in 2008, was principally impacted by:
•	an increase of $12.4 million or 11% in net interest income principally due to an increase in the Company’s net yield on interest earning assets mainly due to the refinance of high cost liabilities (repurchase agreements and brokered deposits), offset in part by a significant decrease of $2.9 billion or 17% in the Company’s average net earning assets due mainly to the Company’s decision to deleverage its balance sheet;

•	a decrease of $12.3 million in the provision for loan losses mainly attributable to the positive result of steps taken by the Company since the middle of 2007 to mitigate the overall credit risk underlying the Company’s total commercial loan portfolio and the effect of the continuing downturn in the economy of Puerto Rico, which has been in recession since 2006. These steps included setting portfolio limits and applying stricter underwriting guidelines, among others. As a result of these steps, among other things, the Company’s loan portfolio decreased by $481.1 million, from $9.2 billion at September 30, 2008, to $8.7 billion at September 30, 2009 and the Company’s non-performing and impaired loans decreased by $146.6 million or 9% from September 30, 2008 to September 30, 2009;

•	an increase of $48.3 million in noninterest income due to an increase in gain on sales realized from the Company’s available-for-sale securities portfolio as a result of market rate movements and the Company’s decision to deleverage its balance sheet. For the nine month period ended September 30, 2009, the Company’s net gain (loss) on sales of loans, securities and others assets amounted to $67.4 million compare to $11.7 million for the same period in 2008;

•	an increase of $20.4 million in noninterest expenses mainly due to an increase in deposit insurance premium and supervisory examination assessed by the FDIC, offset in part by decreases in salaries and employees’ benefits due to the implementation of a restructuring plan during the fourth quarter of 2008, which included closing seven branches and the elimination of approximately 125 positions and professional fees due the conclusion of the internal review conducted by the Company’s Audit Committee as a result of the restatement announcement and other legal and regulatory matters; and

•	a negative variance of $43.9 million in income tax expenses mainly attributable to agreements reached by the Company with local and federal authorities during the first quarter of 2008 that yielded a benefit of $33.3 million for 2008, coupled with negative variance in the Company’s provision for deferred taxes due to temporary differences related to changes in the allowance for loan losses
For further information, you may read and obtain a copy of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2009 through the SEC website, http://www.sec.gov, or at the Company’s investor relations section at the Company’s website, http://www.wholding.com.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to, the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.

About the Company
Westernbank Puerto Rico, a wholly-owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 48 full-fledged branches throughout Puerto Rico, with a fully functional banking site on the Internet. Westernbank is the largest lender and employer in the southwestern region of Puerto Rico, the second largest minority-held institution in the United States, and the largest overall commercial lender in the Island of Puerto Rico.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.